Exhibit 2.2

FORM OF

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

ALCOA INC.

AND

ALCOA UPSTREAM CORPORATION

DATED AS OF [            ], 2016

-i-

-ii-

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [            ], 2016 (this “Agreement”), is by and between Alcoa Inc., a Pennsylvania corporation (“Parent”), and Alcoa Upstream Corporation, a Delaware corporation (“UpstreamCo”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that will operate the UpstreamCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the UpstreamCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of eighty and one tenth of a percent (80.1%) of the outstanding UpstreamCo Shares owned by Parent (the “Distribution”);

WHEREAS, in order to effectuate the Separation and the Distribution, Parent and UpstreamCo have entered into a Separation and Distribution Agreement, dated as of [            ], 2016 (the “Separation and Distribution Agreement”);

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the Ancillary Agreements represent the integrated agreement of Parent and UpstreamCo relating to the Separation and Distribution, are being entered into together, and would not have been entered independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in the Separation and Distribution Agreement.

“Additional Services” has the meaning set forth in Section 2.01(b).

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Charge” and “Charges” have the meanings set forth in Section 2.03.

“Confidential Information” means all Information that is either confidential or proprietary.

“Dispute” has the meaning set forth in Section 9.16(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intellectual Property Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Interest Payment” has the meaning set forth in Section 4.02.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Level of Service” has the meaning set forth in Section 2.02(d).

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Minimum Service Period” means the period commencing on the Distribution Date and ending thirty (30) days after the Distribution Date, unless otherwise specified with respect to a particular service on the Schedules hereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Business” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Shares” has the meaning set forth in the Separation and Distribution Agreement.

“Parties” means the parties to this Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Provider” means, with respect to any Service, the Party identified on each Schedule hereto as the “Provider” of such Service hereunder.

“Provider Indemnitees” has the meaning set forth in Section 7.03.

“Recipient” means, with respect to any Service, the Party identified on each Schedule hereto as the “Recipient” of such Service hereunder.

“Recipient Indemnitees” has the meaning set forth in Section 7.04.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Schedules” shall mean the schedules attached to this Agreement, which specify, inter alia, the Services to be provided by Provider to Recipient pursuant to this Agreement.

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Service Baseline Period” has the meaning set forth in Section 2.02(d).

“Service Period” means, with respect to any Service, the period commencing on the Distribution Date and ending on the earliest of (a) the date that a Party terminates the provision of such Service pursuant to Section 5.03, (b) the date that is the twenty-fourth (24) month anniversary of the Distribution Date, and (c) the date specified for termination of such Service in the Schedules hereto, as such date may be extended pursuant to Section 5.02.

“Services” has the meaning set forth in Section 2.01(a).

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Taxing Authority” has the meaning set forth in the Tax Matters Agreement.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.03(a)(i) or Section 5.03(b), the sum of (a) any and all costs, fees and expenses (other than any severance or retention costs) incurred by the Provider of such Service principally as a result of the early termination of such Service; provided, however, that the Provider shall use commercially reasonable efforts to minimize any costs, fees or expenses in connection with such early termination of such Service and credit any such reductions against the Termination Charges payable by the Recipient; and (b) any additional severance and retention costs, if any, that the Provider of such terminated Service incurs to employees who had been retained primarily to provide such terminated Service (it being agreed that the costs set forth in this clause (b) shall only be the amount, if any, in excess of the severance and retention costs that such Provider would have paid to such employees if the Service had been provided for the full period during which such Service would have been provided hereunder but for such early termination).

“Third Party” shall mean any Person other than the Parties or any of their Affiliates.

“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.

“Transition Committee” has the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo” has the meaning set forth in the Preamble.

“UpstreamCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo Shares” has the meaning set forth in the Separation and Distribution Agreement.

ARTICLE II

SERVICES

Section 2.01. Services.

(a) Commencing as of the Effective Time, the Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to the Recipient, or any Subsidiary of the Recipient, the applicable services (the “Services”) set forth on, and in accordance with, the Schedules hereto.

(b) After the date of this Agreement, if UpstreamCo or Parent (i) identifies a service that (x) Parent provided to UpstreamCo prior to the Distribution Date that UpstreamCo reasonably needs in order for the UpstreamCo Business to continue to operate in substantially the same manner in which the UpstreamCo Business operated prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), or (y) UpstreamCo provided to Parent prior to the Distribution Date that Parent reasonably needs in order for the Parent Business to continue to operate in substantially the same manner in which the Parent Business operated prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), and (ii) provides written notice to the other Party within ninety (90) days after the Distribution Date requesting such additional services, then such other Party shall use commercially reasonable efforts to provide such requested additional services (the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of its or its Subsidiaries’ businesses; and provided, further, that the Provider shall not be required to provide any Additional Services if the Parties are unable to reach agreement on the terms thereof (including with respect to Charges therefor). In connection with any request for Additional Services in accordance with this Section 2.01(b), the Parties shall in good faith negotiate the terms of a supplementary Schedule, including Charges and the Service Period, which terms shall be consistent with the terms of, and the pricing methodology used for, Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplementary Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplementary Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(c) Notwithstanding the foregoing, no Services or Additional Services may be provided under this Agreement after the date that is the twenty-fourth (24th) month anniversary of the Distribution Date.

Section 2.02. Performance of Services.

(a) The Provider shall perform, or shall cause one or more of its Subsidiaries to perform, all Services to be provided by the Provider under this Agreement in a manner consistent with the Provider’s (or its Subsidiary’s) past practice and substantially similar in all material respects to the analogous services provided by or on behalf of Parent or any of its Subsidiaries to Parent or such Subsidiary prior to the Effective Time, and, in any event, in a manner that conforms in all material respects with the terms of the Schedules hereto including any service level specified in any of the Schedules.

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. If the Provider is or becomes aware of any potential violation on the part of the Provider due to providing Services hereunder, the Provider shall promptly advise the Recipient of such potential violation, and the Provider and the Recipient will mutually seek an alternative that addresses such potential violation. If, with the performance of any Service by the Provider would constitute a violation of any applicable Law, the Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(c) The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing contract or agreement with a Third Party to allow the Provider to perform, or cause to be performed, all Services to be provided by the Provider hereunder in accordance with this Section 2.02. Unless otherwise agreed in writing by the Parties, all reasonable out-of-pocket costs and expenses (if any) incurred by any Party or any of its Subsidiaries in connection with obtaining any such Third Party consent that is required to allow the Provider to perform or cause to be performed such Services shall be divided proportionately between the Provider and the Recipient in accordance with such Parties’ respective utilization of such Services at such time. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, the Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(d) Unless otherwise provided with respect to a specific Service on the Schedules hereto, the Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided by Parent or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during the one year period ending on the last day of Parent’s last fiscal quarter completed on or prior to the Distribution Date (the “Service Baseline Period”). If the Recipient requests that the Provider perform or cause to be performed any Service that exceeds the Level of Service provided during the Service Baseline Period, then the Parties shall cooperate and act in good faith to determine whether the Provider will be required to provide such requested higher Level of Service. If the Parties determine that the Provider shall provide the requested higher Level of Service, then such higher Level of Service shall be documented in a written agreement signed by the Parties. Each amended section of the Schedules hereto, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement and the Level of Service increases set forth in such written agreement shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(e) Neither the Provider nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Recipient and its Subsidiaries, subject to Section 9.08. Each Party recognizes that the Provider is not a professional services provider and is providing Services in the context of the Separation. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02 OR SECTION 7.04, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT THE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(f) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.03. Charges for Services. The Recipient shall pay the Provider of the Services a fee (either one-time or recurring) for such Services (or category of Services, as applicable) (each fee constituting a “Charge” and, collectively, “Charges”), which Charges are set forth on each applicable Schedule hereto. During the Term of this Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed by the Parties, (b) any adjustments due to a change in Level of Service requested by the Recipient and agreed upon by the Provider, and (c) any adjustment in the rates or charges imposed by any Third Party provider that is providing Services (with such adjustment proportional to the respective use of such Services by each Party), provided that the Provider will notify the Recipient in writing of any such change in rates at least thirty (30) days prior to the effective date of such rate change. Together with any invoice for Charges, the Provider shall provide the Recipient with reasonable documentation, including any additional documentation reasonably requested by the Recipient to the extent that such documentation is in the Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.

Section 2.04. Reimbursement for Out-of-Pocket Costs and Expenses. The Recipient shall reimburse the Provider for reasonable out-of-pocket costs and expenses incurred by the Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided, however, that any such cost or expense in excess of $[            ] for any Service (including business travel and related expenses) shall require advance written approval of the Recipient.

Section 2.05. Changes in the Performance of Services. Subject to the performance standard for Services set forth in Sections 2.02(a) and any higher Level of Service agreed to pursuant to Section 2.02(d) (both as limited by Sections 2.02(b) and 2.02(c)), the Provider may make changes from time to time in the manner of performing the Services if the Provider is making similar changes in performing analogous services for itself and if the Provider furnishes to the Recipient reasonable prior written notice (in content and timing) of such changes. No such change shall materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service. If any such change by the Provider reasonably requires the Recipient to incur an increase in costs and expenses of at least five percent (5%), in the aggregate, in order to continue to receive and utilize the applicable Services in the same manner as the Recipient was receiving and utilizing such Service prior to such change, the Provider shall be required to reimburse the Recipient for all such reasonable increases in costs and expenses. Upon request, the Recipient shall provide the Provider with reasonable documentation, including any additional documentation reasonably requested by the Provider to the extent such documentation is in the Recipient’s or its Subsidiaries’ possession or control, to support the calculation of such increase in costs and expenses. If such change will materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service, the Recipient shall be permitted to terminate the provision of such Service without being required to pay any Termination Charges with respect thereto pursuant to Section 5.05 or comply with clauses (x), (y) and (z) of Section 5.03(a)(i).

Section 2.06. Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Provider to the Recipient (or its designee). Unless otherwise agreed with respect to a specific Service, each Party agrees to use its commercially reasonable efforts to reduce or eliminate its and its Affiliates’ dependency on each Service to the extent and as soon as is reasonably practicable.

Section 2.07. Subcontracting. With the prior written consent of Recipient, a Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) such Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to the Provider, and (b) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Sections 2.02(a) and any higher Level of Service agreed to pursuant to Section 2.02(d) (both as limited by Sections 2.02(b) and 2.02(c)) and the content of the Services provided to the Recipient. Such Provider shall be liable for any breach of its obligations under this Agreement by any Third Party service provider engaged by such Provider.

ARTICLE III

OTHER ARRANGEMENTS

Section 3.01. Access.

(a) UpstreamCo shall, and shall cause its Subsidiaries to, provide Parent and its Subsidiaries and their respective Representatives reasonable access to the facilities of UpstreamCo and its Subsidiaries to the extent necessary for Parent and its Subsidiaries to fulfill their obligations under this Agreement. In addition to the foregoing right of access, UpstreamCo shall, and shall cause its Subsidiaries to, afford Parent, its Subsidiaries and their respective

Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of UpstreamCo and its Subsidiaries as reasonably necessary for Parent to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by UpstreamCo or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of UpstreamCo or any of its Subsidiaries and (ii) in the event that UpstreamCo determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids such harm and consequence. Parent agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of UpstreamCo or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of UpstreamCo or its Subsidiaries, conform to the policies and procedures of UpstreamCo and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to Parent from time to time.

(b) Parent shall, and shall cause its Subsidiaries to, provide UpstreamCo and its Subsidiaries and their respective Representatives reasonable access to the facilities of Parent and its Subsidiaries to the extent necessary for UpstreamCo and its Subsidiaries to fulfill their obligations under this Agreement. In addition to the foregoing right of access, Parent shall, and shall cause its Subsidiaries to, afford UpstreamCo, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Parent and its Subsidiaries as reasonably necessary for UpstreamCo to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by Parent or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In all cases of access (i) such access shall not unreasonably interfere with any of the business or operations of Parent or any of its Subsidiaries and (ii) in the event that Parent determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids such harm and consequence. UpstreamCo agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Parent or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Parent or its Subsidiaries, conform to the policies and procedures of Parent and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to UpstreamCo from time to time.

ARTICLE IV

BILLING; TAXES

Section 4.01. Billing Procedure. The Provider will prepare and send an invoice (including reasonable documentation pursuant to Section 2.03) to the Recipient by the 5th day of each month reflecting the Charges for the Services provided and reimbursable out-of-pocket costs incurred (but not included in the Charges) by the Provider in the prior month during the Term of this Agreement. The Recipient will pay each such invoice by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to the Provider (as directed by the Provider) within thirty (30) days of date of each such invoice. All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.

Section 4.02. Late Payments. Charges not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (3) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%) or the maximum rate under applicable Law, whichever is lower (the “Interest Payment”).

Section 4.03. Taxes. Without limiting any provisions of this Agreement, the Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding Taxes based on the Provider’s net income and any excise taxes imposed under Section 4981 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such Taxes that the Recipient is required by applicable Law to withhold and shall pay such Taxes to the applicable Taxing Authority.

Section 4.04. No Set-Off. Except as mutually agreed to in writing by Parent and UpstreamCo, no Party or any of its Affiliates shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

Section 4.05. Audit Rights. Subject to the confidentiality provisions of this Agreement, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) business days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by the other Party or by such other Party’s designated Third Party service provider, including any applicable invoices or other supporting documentation, or in the case of a Third Party service provider, agreements documenting the arrangements between such Third Party service provider and the Provider; provided, however, that (i) each Party shall make no more than one such request during any calendar month, and (ii) in the event that the providing Party determines that providing such information could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to facilitate the provision of such information in a manner that avoids such harm and consequence.

ARTICLE V

TERM AND TERMINATION

Section 5.01. Term; Termination of this Agreement. This Agreement shall commence at the Effective Time and shall terminate in its entirety upon the earliest to occur of (a) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; and (c) the date that is the twenty-fourth (24th) month anniversary of the Distribution Date (the “Term”). The Service Period of each Service to be provided under this Agreement is specified on the applicable Schedule. Unless extended pursuant to Section 5.02 or otherwise terminated pursuant to Section 5.03, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.

Section 5.02. Extension of a Service Period. After the date of this Agreement, if UpstreamCo or Parent, in each of their capacity as a Recipient hereunder (a) desires to extend the Service Period for any Service, as reflected on a Schedule to this Agreement, and (b) provides written notice to the other Party at least ninety (90) days prior to expiration of the applicable Service Period for such Service, then such other Party as a Provider shall use its commercially reasonable efforts to continue to provide such Service for the extended Service Period; provided, however, that no Party shall be obligated to extend a Service Period for any Service if it does not, in its reasonable judgment, have adequate resources to provide such Service for the extended Service Period or if the provision of such Service for the extended Service Period would significantly disrupt the operation of its or its Subsidiaries’ businesses; and provided, further, that under no circumstances will any Service Period be extended beyond the date that is the twenty-fourth (24th) month anniversary of the Distribution Date. If the extended Service Period will extend beyond the date that is the eighteenth (18th) month anniversary of the Distribution Date, the Charge for such Service will be subject to a ten percent (10%) increase from the original Charge specified in the Schedule during that portion of the extension of the Service Period that extends beyond the date that is the eighteenth (18th) month anniversary of the Distribution Date. The Parties will amend the relevant Schedule to reflect such extended Service Period and any increased Charge applicable to the Service. Such amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, in each case subject to the terms and conditions of this Agreement.

Section 5.03. Early Termination of Any Service.

(a) Without prejudice to the Recipient’s rights with respect to Force Majeure, the Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service or portion of any Service (for the avoidance of doubt, the Recipient may terminate any Service (or portion thereof) set forth on any part of the Schedules hereto without terminating all or any other Services set forth on the same Schedule as such terminated Service (or portion thereof)):

(i) for any reason or no reason, upon the giving of at least thirty (30) days’ prior written notice (or such other number of days specified in the Schedules hereto) to the Provider of such Service; provided, however, that any such termination (x) may not be effective prior to the end of the Minimum Service Period, (y) may only be effective as of the last day of a month and (z) shall be subject to the obligation of Recipient to pay any applicable Termination Charges pursuant to Section 5.05; or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured by the Provider for a period of at least thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; provided, however, that any such termination may only be effective as of the last day of a month; and provided, further, that the Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.16) as to whether the Provider has cured the applicable breach.

(b) The Provider may terminate this Agreement with respect to any individual Service at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured by the Recipient for a period of at least thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider; provided, however, that any such termination (x) may only be effective as of the last day of a month, and (y) Recipient must pay any applicable Termination Charges pursuant to Section 5.05; and provided, further, that the Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.16) as to whether the Recipient has cured the applicable breach. The Schedules hereto shall be updated to reflect any terminated Service.

Section 5.04. Interdependencies. The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 5.03 and (ii) in the case of such termination, the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect the Provider’s ability to provide a particular Service in accordance with this Agreement, the Parties shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services and (ii) if after such negotiation, the Parties are unable to agree on such amendment, the Provider’s obligation to provide such Service shall terminate automatically with such termination.

Section 5.05. Effect of Termination. Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the Recipient of such Service shall have no obligation to pay any future Charges relating to such Service; provided, however, that the Recipient shall remain obligated to the Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service, and (b) any applicable Termination Charges as provided in Section 5.03(a)(i) and Section 5.03(b). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. In connection with a termination of this Agreement in its entirety, Article I, this Article V, Article VII, Article IX, and Liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.

Section 5.06. Information Transmission. The Provider, on behalf of itself and its Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by the Provider for the benefit of the Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) the Provider shall not have any obligation to provide, or cause to be provided, Information in any non-standard format, (b) the Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) the Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.

ARTICLE VI

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01. Parent and UpstreamCo Obligations. Subject to Section 6.04, until the five (5)-year anniversary of the date of the termination of this Agreement in its entirety, each of Parent and UpstreamCo, on behalf of itself and each of its Subsidiaries, agrees to (a) hold, and to cause its Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party, its Subsidiaries, and their respective businesses furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time in connection with this Agreement, and (b) not use any such Confidential Information other than for purposes of providing the Services under this Agreement, except, in each case, to the extent that such Confidential Information (a) is or becomes generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information known to such Party or its Subsidiary; or (c) is independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries.

Section 6.02. No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 6.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (whom shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 6.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with this Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by this Agreement, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system backup tapes, disks or other backup storage devices.

Section 6.03. Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.

Section 6.04. Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01. Limitations on Liability.

(a) Subject to Section 7.02, the Liabilities of the Provider and its Subsidiaries and their respective Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed (x) if the Services were performed by such Provider for one year or less, the aggregate Charges paid and payable to such Provider by the Recipient pursuant to this Agreement or (y) if the Services were performed by such Provider for more than one year, the aggregate Charges paid and payable to such Provider by the Recipient pursuant to this Agreement during the twelve (12)-month period immediately preceding the event giving rise to such Liabilities (in either case, other than any such Liability as may arise in connection with a Third-Party Claim).

(b) In no event shall either Party, its Subsidiaries or their respective Representatives be liable to the other Party for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages, including lost profits or lost revenues, of the other Party in connection with the performance of this Agreement (other than any such Liability as may arise in connection with a Third-Party Claim), and each Party hereby waives on behalf of itself, its Subsidiaries and its Representatives any claim for such damages, whether arising in contract, tort or otherwise.

(c) The limitations in Section 7.01(a) and Section 7.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article VI, (ii) either Party’s obligations under Section 7.03 or 7.04 or (iii) the gross negligence, willful misconduct or fraud of or by the Party to be charged.

Section 7.02. Obligation to Re-Perform; Liabilities. In the event of any material breach of this Agreement by the Provider with respect to the provision of any Services that the Provider can reasonably be expected to re-perform in a commercially reasonable manner, the Provider shall promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider. The remedy set forth in this Section 7.02 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit the Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 5.03(a)(ii) or, if applicable, seeking indemnification under Section 7.04. Any request for re-performance in accordance with this Section 7.02 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than three months from the later of (x) the date on which such breach occurred and (y) the date on which such breach was discovered by the Recipient (or should have been discovered by the Recipient acting reasonably).

Section 7.03. Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, the Recipient shall indemnify, defend and hold harmless the Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from the Recipient’s use or receipt of the Services provided by the Provider hereunder, other than (a) Third Party Claims arising out of the gross negligence, willful misconduct or fraud of any Provider Indemnitee and (b) as set forth in Section 2.02(b) and Section 2.02(c).

Section 7.04. Provider Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, the Provider shall indemnify, defend and hold harmless the Recipient, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from the sale, delivery, provision or use of any Services provided by such Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from the Provider’s breach of the confidentiality obligations under Article VI, gross negligence, willful misconduct or fraud.

Section 7.05. Indemnification Procedures. The procedures for indemnification set forth in Sections 4.4 and 4.5 of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.

ARTICLE VIII

TRANSITION COMMITTEE

Section 8.01. Establishment. Pursuant to the Separation and Distribution Agreement, a Transition Committee is to be established by Parent and UpstreamCo to, among other things, monitor and manage matters arising out of or resulting from this Agreement. Without limiting the generality of the foregoing, each Party shall cause each member of the Transition Committee who is an employee, agent or other Representative of such Party to work in good faith to resolve any Dispute arising out of or relating in any way to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 9.01 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

Section 9.02. Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.03. Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 9.04. Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement, the Separation and Distribution Agreement or the Intellectual Property Agreements, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by the Provider, by reason of the provision of the Services hereunder. The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the Provider, and the Recipient shall reproduce any such notices on any and all copies thereof. The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.

Section 9.05. Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 9.06. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and UpstreamCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.

Section 9.07. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.08. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole or in part in connection with a merger, consolidation or other business combination of a Party (or a Subsidiary of a Party) with or into any other Person or a sale of all or substantially all of the assets of a Party (or a Subsidiary of a Party) to another Person, in each case so long as the resulting, surviving or acquiring Person assumes all the obligations of the relevant Party under this Agreement with respect to such merged, consolidated or divested business by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a change of control. The Parties agree and acknowledge that consent is required to assign its rights or delegate its obligations under this Agreement to a business acquired (whether by acquisition of stock or assets) by a Party (or a Subsidiary of a Party) after the Effective Time of this Agreement.

Section 9.09. Third-Party Beneficiaries. Except for the indemnification rights under Article VII of any Provider Indemnitee or Recipient Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.10. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.10):

If to Parent, to:

Alcoa Inc.

390 Park Avenue

New York, NY 10022

Attention: Chief Legal Officer

and

Alcoa Inc.

390 Park Avenue

New York, NY 10022

Attention: Chief Financial Officer

If to UpstreamCo, to:

Alcoa Upstream Corporation

[            ]

Attention: Chief Legal Officer

and

Alcoa Upstream Corporation

[            ]

Attention: Chief Financial Officer

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.12. Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder (other than the obligation to pay money) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance (other than the obligation to pay money) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article V or under this Section 9.12, provided that no Service Period may be extended to a date that is the twenty-fourth (24th) month anniversary of the Distribution Date. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article V or this Section 9.12. The Recipient shall be (i)

relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) without incurring Termination Charges if the delay or failure in providing such Services because of a Force Majeure shall continue to exist for more than thirty (30) consecutive days (it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider).

Section 9.13. Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 9.15. Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.16 Dispute Resolution.

(a) In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), the Parties will negotiate in good faith for a reasonable period of time (not less than 30 days) to resolve the Dispute. If the Parties are unable to resolve the Dispute, then such Dispute will be referred to the Transition Committee for resolution. Any Dispute that is not resolved by the Transition Committee after a reasonable period of time shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

(b) In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved by the Transition Committee or pursuant to the dispute resolution process set forth or referred to in Section 9.16(a) and it is determined that the Charge or the Termination Charge, as applicable, that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that the Recipient has overpaid the Charge or the Termination Charge, as applicable, the Provider shall within five (5) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment; and (ii) if it is determined that the Recipient has underpaid the Charge or the Termination Charge, as applicable, the Recipient shall within five (5) business days after such determination reimburse the Provider an amount of cash equal to such underpayment. No Interest Payment will be applied to any payment pursuant to this Section 9.16 arising from to a good faith Dispute.

Section 9.17. Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.18. Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 9.19. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in Pittsburgh, Pennsylvania or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [            ], 2016.

Section 9.20. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ALCOA INC.

By:
Name:
Title:

ALCOA UPSTREAM CORPORATION

By:
Name:
Title:

[Signature Page to Transition Services Agreement]